February 9, 2011

BioPower Operations Corporation
5379 Lyons Road, Suite 301
Coconut Creek, Florida 33073

Gentlemen:

We have acted as counsel for BioPower Operations Corporation, a Nevada corporation, (the "Company") in connection with its filing of a Registration Statement on Form S-1 (File No. 333- _________) (the "Registration Statement") covering an aggregate of 26,250,000 shares of the Company's common stock, $0.0001 par value (the "Shares"), to be sold by certain selling securityholders named therein and to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended; (b) By-laws of the Company; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and their representatives.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement. The Shares, when sold, will be legally issued, fully paid and non-assessable Shares of the Company.

The authorized capital stock of the Company consists of 500,010,000 shares, all having a par value of $0.0001, consisting of 500,000,000 shares of common stock, of which there are 90,250,000 shares issued and outstanding and 10,000 shares, $1.00 par value, of preferred stock, of which one (1) share is issued and outstanding and designated as Series A Preferred Stock.  Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption “Interests of Named Experts and Counsel”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP